Exhibit 2.1
PLAN OF LIQUIDATION
OF
MBF HEALTHCARE ACQUISITION CORP.
(A Dissolved Delaware Corporation)
     This Plan of Liquidation (or “Plan”) of MBF Healthcare Acquisition Corp. (“MBF,” “we” or “us”) is dated this 17th day of April 2009.
     WHEREAS, Article Fourth of MBF’s Amended and Restated Certificate of Incorporation (the “Charter”) provides that MBF’s corporate existence shall terminate on April 23, 2009 (the “Last Date”) unless such provision is amended in connection with a business combination and such amendment is voted upon by its stockholders;
     WHEREAS MBF will not consummate a business combination prior to the Last Date and its corporate existence will therefore cease on the Last Date;
     WHEREAS, MBF will be dissolving as a result of its corporate existence ceasing on the Last Date;
     WHEREAS, MBF elects to adopt a plan of distribution pursuant to Section 281(b) of the Delaware General Corporation Law (the “DGCL”);
     WHEREAS, MBF has paid or otherwise satisfied or made provision for all claims and obligations of MBF known to it, including conditional, contingent or unmatured contractual claims, other than the following:
     1. any unknown liabilities or outstanding obligations prior to the date hereof and liabilities and obligations incurred or to be incurred after such date, including fees and expenses in connection with legal, accounting and other professional services to be rendered in connection with the dissolution and liquidation of MBF and the winding up of its business and affairs (the “Outstanding Obligations”);
     2. liabilities for federal, state and city taxes (“Tax Liabilities”); and
     3. MBF’s obligations to holders (the “Public Stockholders”) of its shares of common stock, par value $0.0001 (the “Common Stock”), issued in its initial public offering (the “IPO”) to distribute the proceeds of the trust account (the “Trust Account”) established in connection with the IPO in connection with the dissolution and liquidation of MBF as provided in MBF’s Charter and its prospectus for its IPO;
     WHEREAS, there are no pending actions, suits or proceedings to which MBF is a party;

     WHEREAS, there are no facts known to MBF, indicating that claims that have not been made known to MBF or that have not arisen are likely to become known to MBF or to arise within ten years after the date of dissolution; and
     WHEREAS, pursuant to MBF’s IPO, MBF’s officers have each agreed to be jointly and severally personally liable for ensuring that the proceeds in the Trust Account are not reduced by (i) the claims of vendors for services rendered or products sold to us, (ii) claims of prospective target businesses for fees and expenses of third parties for which we agree in writing to be liable and (iii) claims by vendors or prospective target businesses, or if such person or entity does not provide a valid and enforceable waiver to rights or claims to the Trust Account so as to ensure that the proceeds in the Trust Account are not reduced by the claims of such persons that are owed money by us, in each case to the extent any insurance we may procure is inadequate to cover any claims made against the Trust Account and the payment of such debts or obligations actually reduces the amount in the Trust Account.
     NOW THEREFORE, MBF adopts the following Plan of Liquidation, which shall constitute a plan of distribution in accordance with Section 281(b) of the DGCL:
     1. PAYMENT OF LIABILITIES AND OBLIGATIONS. MBF shall, as soon as practicable following the adoption of this Plan by the Board of Directors and MBF’s dissolution on April 23, 2009, (a) pay or provide for the payment in full of, or in such other amount as shall be agreed upon by MBF and the relevant creditor, the Outstanding Obligations and (b) pay in full the Tax Liabilities.
     2. CONTINGENCY RESERVE. MBF shall retain the indemnification obligations to MBF referred to in the eighth recital above as provision for and as a reserve against any and all claims against, and obligations of, MBF.
     3. AUTHORITY OF OFFICERS AND DIRECTORS. The Board of Directors and the officers of MBF shall continue in their positions for the purpose of winding up the affairs of MBF as contemplated by Delaware law. The Board of Directors may appoint officers, hire employees and retain independent contractors in connection with the winding up process and is authorized to pay such persons compensation for their services; provided, however, that no current officer or director of MBF shall receive any compensation for his or her services as aforesaid and that any such compensation to such other persons shall be fair and reasonable. The adoption of the Plan by the Board of Directors shall constitute full and complete authority, in accordance with and subject to the terms of the Charter, for the Board of Directors and the officers of MBF, without further stockholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the Board of Directors or such officers deem necessary, appropriate or advisable (i) to dissolve MBF in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business; (ii) to sell, dispose, convey, transfer and deliver the assets of MBF; (iii) to satisfy or provide for the satisfaction of MBF’s obligations in accordance with Section 281(b) of the DGCL; and (iv) to distribute all of the remaining funds of MBF to the holders of the Common Stock in complete cancellation or redemption of its stock.

     4. CONVERSION OF ASSETS INTO CASH OR OTHER DISTRIBUTABLE FORM. Subject to approval by the Board of Directors, the officers and agents of MBF shall, as promptly as feasible, proceed to collect all sums due or owing to MBF, including recovery of any tax refunds owing to MBF, to sell and convert into cash any and all corporate assets and, out of the assets of MBF, attempt to pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of MBF pursuant to Sections 1 and 2 above, including all expenses of the sale of assets and of the dissolution and liquidation provided for by this Plan. Any funds left over shall be distributed on a pro rata basis to the Public Stockholders.
     5. RECOVERY OF ASSETS. In the event that MBF (or any trustee or receiver for MBF appointed pursuant to Section 279 of the DGCL) shall recover any assets or funds belonging to MBF, including any federal or state tax refunds, such funds shall first be used to satisfy any claims against or obligations of MBF, and to the extent any assets or funds remain thereafter, shall be distributed to the Public Stockholders in accordance with and subject to the terms of the Charter, the DGCL and to such terms and conditions as the Board of Directors (or any trustee or receiver for MBF) may deem appropriate; provided, however, that nothing herein shall be deemed to preclude MBF (or any trustee or receiver for MBF) from petitioning any court of competent jurisdiction for instructions as to the proper distribution and allocation of any such assets or funds that may be recovered by or on behalf of MBF.
     6. PROFESSIONAL FEES AND EXPENSES. It is specifically contemplated that the Board of Directors may authorize the payment of a retainer fee to a law firm or law firms selected by the Board of Directors for legal fees and expenses of MBF, including, among other things, to cover any costs related to any possible indemnification of MBF’s officers or members of the Board of Directors provided by MBF pursuant to the Charter, its bylaws, the DGCL or otherwise, and may authorize the payment of fees to an accounting firm or firms selected by the Board of Directors for services rendered to MBF. In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, MBF may, in the sole and absolute discretion of the Board of Directors, pay any brokerage, agency and other fees and expenses of persons rendering services to MBF in connection with the collection, sale, exchange or other disposition of MBF’s property and assets and the implementation of this Plan.
     7. INDEMNIFICATION. MBF can elect to continue to indemnify its officers, directors, employees and agents in accordance with the Charter, its bylaws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of MBF. The Board of Directors, in its sole and absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover MBF’s obligations hereunder, including, without limitation, directors’ and officers’ liability coverage.

     8. LIQUIDATING TRUST. The Board of Directors may, but is not required to, establish and distribute assets of MBF to a liquidating trust, which may be established by agreement in form and substance determined by the Board of Directors with one or more trustees selected by the Board of Directors. In the alternative, the Board of Directors may petition a Court of competent jurisdiction for the appointment of one more trustees to conduct the liquidation of MBF, subject to the supervision of the Court. Whether appointed by an agreement or by the Court, any trustee or trustees shall in general be authorized to take charge of MBF’s property, and to collect the debts and property due and belonging to MBF, with power to prosecute and defend, in the name of MBF or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint agents under them and to do all other acts which might be done by MBF that may be necessary, appropriate or advisable for the final settlement of the unfinished business of MBF.
     9. LIQUIDATING DISTRIBUTIONS. Liquidating distributions, in accordance with and subject to the terms of the Charter, shall be made from time to time after the adoption of this Plan to the holders of record, at the close of business on April 23, 2009, of outstanding shares of Common Stock sold pursuant to the IPO, pro rata in accordance with the respective number of shares then held of record; provided that in the opinion of the Board of Directors adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of MBF (including costs and expenses incurred and anticipated to be incurred in connection with the complete liquidation of MBF). All determinations as to the time for and the amount of liquidating distributions shall be made in the exercise of the absolute discretion of the Board of Directors and in accordance with Section 281(b) of the DGCL. As provided in Section 12 below, distributions made pursuant to this Plan shall be treated as made in complete liquidation of MBF within the meaning of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.
     10. AMENDMENT OR MODIFICATION OF PLAN. If for any reason the Board determines that such action would be in the best interests of MBF, it may amend or modify this Plan and all actions contemplated hereunder, notwithstanding stockholder approval of this Plan, to the extent permitted by the DGCL and in accordance with and subject to the terms of the Charter; provided, however, that MBF will not amend or modify this Plan under circumstances that would require additional stockholder approval under the DGCL and/or the federal securities laws without complying with such laws.
     11. CANCELLATION OF STOCK AND STOCK CERTIFICATES. Following the dissolution of MBF, it shall no longer permit or effect transfers of any of its stock, except by will, intestate succession or operation of law.
     12. LIQUIDATION UNDER CODE SECTIONS 331 AND 336. It is intended that this Plan shall be a plan of complete liquidation of MBF in accordance with the terms of Sections 331 and 336 of the Code. This Plan shall be deemed to authorize the taking of such action as may be necessary or determined to be appropriate by the appropriate officers of MBF to conform with the provisions of said Sections 331 and 336 and the regulations promulgated thereunder, including, without limitation, the making of an election under Section 336(e) of the Code, if applicable.
     13. FILING OF TAX FORMS. The appropriate officers of MBF are authorized and directed, within 30 days after the effective date of this Plan, to execute and file a U.S. Treasury Form 966 pursuant to Section 6043 of the Code and such additional forms and reports with the Internal Revenue Service as may be necessary or appropriate in connection with this Plan and the carrying out thereof.

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